EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 30, 2005 (except Notes 8 and 12 for which the date is February 24, 2005) accompanying the consolidated balance sheets of ISCO International, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows of ISCO International, Inc. for each of the three years ended December 31, 2004, included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission. We hereby consent to the incorporation by reference of our report in the Registration Statement on Form S-3 (File numbers 333-109127, 333-111242, 333-53338 and 333-53646) and Form S-8 (File numbers 333-115967, 333-39342 and 333-49268).

/s/ GRANT THORNTON LLP

Chicago, Illinois

March 31, 2005